Exhibit 99.1


 WAUSAU-MOSINEE CHANGES NAME, TICKER SYMBOL AS PART OF UNIFIED BRAND STRATEGY


MOSINEE, WI...SEPT. 7, 2004...Wausau-Mosinee Paper Corporation (NYSE:WMO) announced today that it has changed its name to Wausau Paper as part of a larger initiative to create unified brand recognition across its three business segments. The company's NYSE ticker symbol will change to WPP effective Sept. 10, 2004 while the company's legal identity will remain Wausau-Mosinee Paper Corporation until its annual meeting in April, when shareholders will vote on a legal name change.

As part of the branding initiative, all of the company's products - which include uncoated fine printing and writing papers, specialty paper products, and towel and tissue products - will be aligned under the Wausau Paper name and sold under the Wausau Paper label. This will allow the company to create a consistent brand in each of its markets while taking advantage of corporate-wide marketing and cross-selling efforts.

"Our Wausau Paper brand already carries strong recognition within the uncoated freesheet market, and we plan to extend this same brand equity to our other niche markets," explained Thomas J. Howatt, president and chief executive officer. "While our name has changed, our commitment to providing innovative products and unequaled service has not. We will continue to produce and support the same high-quality products that we're known for, but under a more familiar and consistent name that cuts across each of our business segments."

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.